EXHIBIT 99.1

Berkshire Hills Bancorp Appoints Former Federal Reserve Bank of Boston President and CEO Eric Rosengren as New Independent Director

BOSTON – April 10, 2023 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB), the parent company of Berkshire Bank, a leading socially responsible community bank with financial centers in New England and New York, announced the election of Eric S. Rosengren to the Board of Directors of the Company and its wholly-owned subsidiary Berkshire Bank effective April 5, 2023. Mr. Rosengren brings extensive financial, risk management and regulatory expertise having served as the President and CEO of the Federal Reserve Bank of Boston until his retirement in 2021. Upon his election, Mr. Rosengren was determined to be an independent director and a financial expert and appointed to the Risk Management, Capital and Compliance and Audit Committees of the Board.

"We are pleased to welcome Eric to our Board of Directors," said Chairperson David M. Brunelle.  “His experience as a Fed President and vast subject matter expertise will provide invaluable perspectives to the strategic and risk-oversight functions of our board.”

“Berkshire Bank and all of our stakeholders will benefit from Eric’s decades of experience, insights and knowledge of the New England economy and broader macro-economic trends, financial sector regulatory system and risk management. He will help bolster Berkshire Bank further as we continue to advance along our path toward becoming a high-performing, leading socially responsible community bank,” added Berkshire Bank CEO Nitin Mhatre.

Eric S. Rosengren

“Berkshire Bank has a long, storied history of supporting its customers and broader communities through multiple economic cycles with an unwavering commitment. They understand the critical role community banks play in our economy helping to build resilience and prosperity in our cities and towns. I’m proud to have the opportunity to work alongside the Board and leadership team, to champion many of same topics in the same communities as I did at the Federal Reserve,” stated Mr. Rosengren.

About Eric S. Rosengren
Mr. Rosengren is CEO of Rosengren Consulting and a Visiting Scholar at the MIT Golub Center for Finance & Policy. He previously served as the President and CEO of the Federal Reserve Bank of Boston from 2007 until his retirement in 2021. As a Fed President, he was a participant and voting member of the Federal Open Market Committee. During his tenure he also championed projects to help revitalize smaller city economies and enhance diversity, equity and inclusion within the Fed. Mr. Rosengren joined the Boston Fed in 1985 and held various roles in the Bank’s Research and Supervision, Regulation, and Credit Departments. He has published over 100 articles and papers on economics and finance, and is often cited in leading academic journals and featured in major media outlets on topics including macroeconomics, monetary policy, international banking, bank supervision and risk management. Mr. Rosengren holds a Ph.D. and Masters from the University of Wisconsin and a Bachelors from Colby College where he also serves as a member of the Board of Trustees.

ABOUT BERKSHIRE HILLS BANCORP
Headquartered in Boston, Berkshire Hills Bancorp (NYSE:BHLB) is the parent of Berkshire Bank. Founded in 1846, the Bank's vision is to be a high-performing leading socially responsible community bank. It empowers the financial potential of its stakeholders by making banking available where, when, and how it's needed through an uncompromising focus on exceptional customer service, digital banking, and positive community impact. Providing a wide range of financial solutions through its consumer banking, commercial banking and wealth management divisions, the Bank has approximately $11.7 billion in assets and a community-based footprint of 100 financial centers in Massachusetts, New York, Vermont, Connecticut, and Rhode Island. Named one of America’s Most Trusted Companies by Newsweek and America’s Best Midsize Employers by Forbes, Berkshire is also listed in the Bloomberg Gender-Equality Index and a Best Place to Work for LGBTQ+ Equality. To learn more, follow us on Facebook, Twitter, Instagram, and LinkedIn.

Investor Relations Contacts
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:
Gary Levante, SVP, Corporate Responsibility & Communications
Email: glevante@berkshirebank.com
Tel: (413) 447-1737